Execution Copy






                            STOCK PURCHASE AGREEMENT

                                      Among

                                HX INVESTORS, LP,

                           EXETER CAPITAL CORPORATION

                                       and

                         SHELBOURNE PROPERTIES III, INC.


                            Dated as of July 1, 2002


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                                Table of Contents
                                                                            Page



                                    ARTICLE I

                                   DEFINITIONS

SECTION 1.01. Definitions......................................................2

                                ARTICLE II

                                 THE OFFER

SECTION 2.01. The Offer........................................................4
SECTION 2.02. Company Action...................................................5

                                ARTICLE III

                                [RESERVED]
                                ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.01. Organization and Qualification...................................6
SECTION 4.02. Certificate of Incorporation and By-laws.........................7
SECTION 4.03. Capitalization...................................................7
SECTION 4.04. Authority Relative to Agreements.................................8
SECTION 4.05. No Conflict; Required Filings and Consents.......................8
SECTION 4.06. Offer Documents; Schedule 14D-9; Proxy Statement.................9
SECTION 4.07. Amendment to Rights Agreement....................................9
SECTION 4.08. SEC Filings; Financial Statements................................9
SECTION 4.09. Absence of Litigation...........................................10
SECTION 4.10. REIT Status.....................................................10
SECTION 4.11. Waiver of Ownership Limit.......................................10
SECTION 4.12. Section 203 of Delaware Law.....................................10
SECTION 4.13. Brokers.........................................................11

                                 ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF PURCHASER

SECTION 5.01. Corporate and Partnership Organization..........................11
SECTION 5.02. Authority Relative to This Agreement............................11

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SECTION 5.03. No Conflict; Required Filings and Consents......................11
SECTION 5.04. Financing.......................................................12
SECTION 5.05. Offer Documents; Proxy Statement................................12
SECTION 5.06. Ownership of Company Capital Stock..............................12
SECTION 5.07. Brokers.........................................................13
SECTION 5.08. Absence of Litigation...........................................13

                                ARTICLE VI

                                 COVENANTS

SECTION 6.01. Conduct of Business by the Company..............................14
SECTION 6.02. Corporate Governance............................................15
SECTION 6.03. Transfer Tax....................................................15
SECTION 6.04. Indemnification of Exeter and Purchaser.........................15
SECTION 6.05. No Solicitation of Transactions.................................15
SECTION 6.06. Further Action; All Reasonable Efforts..........................16
SECTION 6.07. Public Announcements............................................16

                                ARTICLE VII

                     TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01. Termination.....................................................16
SECTION 7.02. Effect of Termination...........................................17
SECTION 7.03. Fees and Expenses...............................................17
SECTION 7.04. Amendment.......................................................17
SECTION 7.05. Waiver..........................................................18

                               ARTICLE VIII

                            GENERAL PROVISIONS

SECTION 8.01. Non-Survival of Representations, Warranties and Agreements......18
SECTION 8.02. Notices.........................................................18
SECTION 8.03. Severability....................................................19
SECTION 8.04. Specific Performance............................................19
SECTION 8.05. Entire Agreement; Assignment....................................19
SECTION 8.06. Parties in Interest.............................................19
SECTION 8.07. Governing Law...................................................20

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SECTION 8.08. Waiver of Jury Trial............................................20
SECTION 8.09. Headings........................................................20
SECTION 8.10. Counterparts....................................................20

ANNEX A  Conditions to the Offer

ANNEX B  Corporate Governance Provisions

ANNEX C  The Plan of Liquidation

                                      iii

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         STOCK PURCHASE AGREEMENT, dated as of July 1, 2002 (this "Agreement"), among HX INVESTORS, LP, a Delaware limited partnership ("Purchaser"), EXETER CAPITAL CORPORATION, a New Jersey corporation and the sole general partner of Purchaser ("Exeter"), and SHELBOURNE PROPERTIES III, INC., a Delaware corporation (the "Company").

         WHEREAS, the Boards of Directors or other equivalent management boards of Purchaser, Exeter and the Company have each determined that it is in the best interests of their respective partners and stockholders for Purchaser to acquire up to 236,631 issued and outstanding shares (the "Shares") of common stock, par value $0.01 per share, of the Company (the "Common Stock"), and subsequent to such acquisition, for the Company to dissolve and liquidate its assets;

         WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser shall make a cash tender offer (the "Offer") for such Shares for $49.00 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being the "Per Share Amount"), net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer;

         WHEREAS, the Board of Directors of the Company (the "Board") has unanimously approved the making of the Offer and resolved to recommend that holders of shares of Common Stock ("Stockholders") desiring to maximize immediate liquidity of their Shares accept the Offer and tender their Shares pursuant to the Offer and Stockholders not seeking immediate liquidity, but desiring to receive their pro rata portion of the liquidatoin proceeds contemplated by the Plan of Liquidation, should not accept the Offer, and should vote to approve the adoption of the Plan of Liquidation at a meeting of the Stockholders to be held to consider such matter;

         WHEREAS, in furtherance of such dissolution and liquidation, the Board has, in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), approved the plan of liquidation of the Company attached hereto as Annex C (the "Plan of Liquidation") and resolved to recommend, following the consummation of the Offer, that Stockholders approve the Plan of Liquidation; and

         WHEREAS, contemporaneously with the execution of this Agreement, Purchaser and the Company have entered into a Settlement Agreement and Mutual Release, dated as of the date hereof (the "Settlement Agreement"), between plaintiff Purchaser and the additional plaintiffs who are listed in Exhibit A thereto, and the Company, Shelbourne Properties II, Inc. and Shelbourne Properties III, Inc., which contemplates this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby Purchaser, Exeter and the Company hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         SECTION 1.01. Definitions. (a) For purposes of this Agreement:

                  "Acquisition Proposal" means (i) any proposal or offer from any person relating to any direct or indirect acquisition of (A) all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, or (B) over 20% of any class of equity securities of the Company; (ii) any tender offer or exchange offer as defined pursuant to the Exchange Act that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the Transactions.

                  "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

                  "beneficial owner", with respect to any shares of Common Stock, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

                  "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

                  "Certificate of Dissolution" means the certificate of dissolution filed with the Secretary of State of the State of Delaware by the Board to effect the dissolution of the Company, in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

                  "Dissolution" means the dissolving of the Company by the Board by the filing of a Certificate of Dissolution.

                  "Effective Time" means the date and time of the filing of the Certificate of Dissolution

                  "knowledge of the Company" means the actual knowledge of the directors and officers of the Company after reasonable investigation.

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                  "Liquidation Date" means the date upon which the Company
         distributes the final proceeds of any remaining assets of the Company to the Stockholders pursuant to the Dissolution and the Plan of Liquidation.

                  "Material Adverse Effect" means, when used in connection with the Company or any of its subisdiaries, any event, circumstance, change or effect that is materially adverse to the financial condition or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that "Material Adverse Effect" shall not include any event, circumstance, change or effect arising out of or attributable to (i) any decrease in the market price of the Shares,
         (ii) events, circumstances, changes or effects that generally affect the industries in which the Company operates, (iii) general economic conditions or events, circumstances, changes or effects affecting the securities markets generally, or (iv) changes arising from the announcement of the execution of this Agreement or the consummation of the Transactions.
..
                  "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

                  "REIT" means a real estate investment trust within the meaning of Sections 856-860 of the Code.

                  "subsidiary" or "subsidiaries" of the Company, Purchaser, Exeter or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

                  "Transactions" means, collectively, the Offer, the Plan of Liquidation and the other transactions contemplated by this Agreement and the Settlement Agreement.

         (b) The following terms have the meaning set forth in the Sections set forth below:

          Defined Term                                 Location of Definition
          ------------                                 ----------------------

          Action                                             ss. 4.09
          Agreement                                          Preamble
          Blue Sky Laws                                      ss. 4.05(b)
          Board                                              Recitals
          Common Stock                                       Recitals
          Company                                            Preamble
          Company Excess Stock                               ss. 4.03
          Company Preferred Stock                            ss. 4.03
          Delaware Law                                       Recitals
          Disclosure Schedule                                Article IV
          Equity Amount                                      Annex C ss.6
          Exchange Act                                       ss. 2.01(a)

          Exeter                                             Preamble
          Financial Advisor                                  ss. 4.13
          GAAP                                               ss. 4.08(b)
          Governmental Authority                             ss. 4.05(b)
          Indemnified Parties                                Annex B ss.5(b)
          Independent Director                               Annex B ss.3(a)
          Law                                                ss. 4.05(a)
          Offer                                              Recitals
          Offer Documents                                    ss. 2.01(b)
          Offer to Purchase                                  ss. 2.01(b)
          Per Share Amount                                   Recitals
          Plan of Liquidation                                Recitals
          Proxy Statement                                    ss. 4.06
          Purchaser                                          Preamble
          Purchaser Indemnified Parties                      ss. 6.04
          Rights                                             ss. 4.03
          Rights Agreement                                   ss. 4.03
          Schedule 14D-9                                     ss. 2.02(a)
          Schedule TO                                        ss. 2.01(b)
          SEC                                                ss. 2.01(a)
          SEC Reports                                        ss. 4.08(a)
          Settlement Agreement                               Recitals
          Shares                                             Recitals
          Stockholders                                       Recitals
          Stockholders' Meeting                              Annex B ss.1
          subsequent offering period                         ss. 2.01(a)


                                   ARTICLE II

                                    THE OFFER

         SECTION 2.01. The Offer. (a) Purchaser shall, and Exeter shall cause Purchaser to, commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than July 12, 2002. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer shall be subject to the conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that, without the prior written consent of the Company, Purchaser shall not (i) decrease the price per Share payable in the Offer, (ii) reduce the maximum number of Shares to be purchased in the Offer,
(iii) impose conditions to the Offer in addition to those set forth in Annex A hereto, (iv) extend the Offer, (v) change the form of consideration payable in the Offer or (vi) amend, add to or waive any other term of the Offer in any manner that would be, in any significant respect, adverse to the Company or the Stockholders. Notwithstanding the foregoing, Purchaser may, without consent of the Company, (i) extend the Offer beyond the scheduled expiration date, which shall be 20 business days following the commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation

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to accept for payment, and to pay for, the Shares, shall not be satisfied or waived or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC"), or the staff thereof, applicable to the Offer; provided, however, that if the sole condition remaining unsatisfied on the initial scheduled expiration date of the Offer is a condition set forth in paragraph (d) or (e) of Annex A, Purchaser shall, so long as the breach can be cured and the Company is vigorously attempting to cure such breach, extend the Offer from time to time until five business days after such breach is cured; provided, further, that Purchaser shall not be required to extend the Offer beyond 30 calendar days after such initial scheduled expiration date. In addition, if all of the conditions to the Offer are satisfied or waived, then upon the applicable expiration date of the Offer, Purchaser may, without the consent of the Company, provide "subsequent offering periods," as such term is defined in, and in accordance with, Rule 14d-11 under the Exchange Act, for an aggregate period not to exceed twenty (20) business days (for all such extensions) and Purchaser shall (A) give the required notice of such subsequent offering period and (B) immediately accept and promptly pay for all Shares tendered as of such applicable expiration date. The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Upon expiration of the Offer, Purchaser shall, and Exeter shall cause Purchaser to, accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer and pay for all such Shares promptly following the acceptance of Shares for payment. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable Laws. Any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         (b) As promptly as reasonably practicable on the date of commencement of the Offer, Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer. The Schedule TO shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents that shall have become false or misleading, and Purchaser further agrees to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to Stockholders, in each case as and to the extent required by applicable federal securities laws.

         SECTION 2.02. Company Action. (a) Except as required by the fiduciary duties of the Board under applicable Law as determined by the Board in good faith, after consultation with its counsel, the Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in
Section 9 of the Settlement Agreement. As promptly as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing, except as required by the fiduciary duties of the Board under applicable Law as determined by the Board in good faith, after consultation with its counsel, the recommendation of the Board described in Section 9 of

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

the Settlement Agreement, and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act, and any other applicable federal securities laws. The Company and Purchaser agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to Stockholders, in each case as and to the extent required by applicable federal securities laws.

         (b) The Company shall promptly furnish Purchaser with (i) mailing labels containing the names and addresses of all record Stockholders, (ii) security position listings of shares of Common Stock held in stock depositories and (iii) a non-objecting beneficial owners (NOBO) list, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of shares of Common Stock. The Company shall furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of Stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of the shares of Common Stock as Purchaser may reasonably request. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer, and, if this Agreement shall be terminated in accordance with Section 7.01, shall deliver to the Company all copies of such information then in its possession.

                                  ARTICLE III

                                   [RESERVED]

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         As an inducement to Exeter and Purchaser to enter into this Agreement, and except as disclosed in a separate disclosure schedule (it being agreed that disclosure under any particular disclosure schedule provided hereunder shall be deemed adequate for all schedules where such disclosure would be applicable; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in such disclosure schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect with respect to the Company) which has been delivered by the Company to Purchaser prior to the execution of this Agreement (the "Disclosure Schedule") the Company hereby represents and warrants to Exeter and Purchaser that:

         SECTION 4.01. Organization and Qualification. The Company and each subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not have a Material Adverse Effect or prevent or materially delay consummation of the Transactions, or otherwise prevent the Company from performing is obligations under the Settlement Agreement or this Agreement. The Company and each subsidiary of the Company is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Material Adverse Effect or prevent or materially delay consummation of the Transactions, or otherwise prevent the Company from performing its obligations under the Settlement Agreement or this Agreement.

         SECTION 4.02. Certificate of Incorporation and By-laws. The Company has heretofore made available to Purchaser a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each material subsidiary of the Company. Such Certificates of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any subsidiary is in violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents, except for such violations as would not have a Material Adverse Effect or prevent or materially delay consummation of the Transactions, or otherwise prevent the Company from performing its obligations under the Settlement Agreement or this Agreement.

         SECTION 4.03. Capitalization. The authorized capital stock of the Company consists of 2,500,000 shares of Common Stock, 1,500,000 shares of "excess stock", par value $0.01 per share ("Company Excess Stock"), and 500,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"). As of the date hereof, (i) 788,772 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (ii) 385,226 shares of Common Stock are held in the treasury of the Company. As of the date hereof, no shares of Company Excess Stock or Company Preferred Stock are issued and outstanding. Except as set forth in this Section 4.03, and except for the rights (the "Rights") issued pursuant to the Rights Agreement, dated as of February 8, 2001 (the "Rights Agreement"), between the Company and American Stock Transfer & Trust Company, as rights agent, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any subsidiary of the Company or obligating the Company or any subsidiary of the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company or any subsidiary of the Company. All shares of Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no material outstanding contractual obligations of the Company or any subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Common Stock or any equity interests of any subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any subsidiary of the Company or any other person. Each outstanding equity interest of each subsidiary of the Company that is owned by the Company is duly authorized, validly issued, fully paid and nonassessable, and each such equity interest owned by the Company or a subsidiary of the Company is owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or any of its subsidiaries' voting rights, charges and other encumbrances of any nature whatsoever.

         SECTION 4.04. Authority Relative to Agreements. The Company has all necessary power and authority to execute and deliver this Agreement and the Settlement Agreement, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the Settlement Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Settlement Agreement or to consummate the Transactions (other than, with respect to the Dissolution and Plan of Liquidation, the approval and adoption of the Dissolution and Plan of Liquidation by the holders of a majority of the then-outstanding shares of Common Stock and the filing and recordation of appropriate documents as required by Delaware Law). Each of this Agreement and the Settlement Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Exeter and Purchaser, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

         SECTION 4.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement and the Settlement Agreement by the Company do not, and the performance of this Agreement and the Settlement Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any of its subsidiaries, (ii) conflict with or violate any foreign or domestic statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("Law") applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Material Adverse Effect or prevent or materially delay consummation of the Transactions, or otherwise prevent the Company from performing its obligations under this Agreement or the Settlement Agreement.

         (b) The execution and delivery of this Agreement and the Settlement Agreement by the Company do not, and the performance of this Agreement and the Settlement Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, county or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a "Governmental Authority") or any other person, except (i) for (A) applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, (B) applicable requirements, if any, of any applicable so-called state "property transfer acts" (e.g., the New Jersey Industrial Site Recovery Act, the Connecticut Transfer Act), (C) filing and recordation of appropriate documents as required by Delaware Law and (D) transfer tax and other filings as required by applicable state law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Material Adverse Effect or prevent or materially delay consummation of the Transactions, or otherwise prevent the Company from performing its obligations under the Settlement Agreement and this Agreement.

         SECTION 4.06. Offer Documents; Schedule 14D-9; Proxy Statement. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents shall, at the times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to Stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The proxy statement to be sent to the Stockholders in connection with the Stockholders' Meeting (the "Proxy Statement"), shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to Stockholders and at the time of the Stockholders' Meeting contain any statement which, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Purchaser or any of Purchaser's representatives for inclusion in the foregoing documents. The Schedule 14D-9 and the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

         SECTION 4.07. Amendment to Rights Agreement. The Board has amended the Rights Agreement so that none of the execution or delivery of this Agreement or the Settlement Agreement, the making of the Offer, the acceptance for payment or payment for Shares by Purchaser pursuant to the Offer or the consummation of any other Transaction will result in (i) the occurrence of the "flip-in event" described under Section 11 of the Rights Agreement, (ii) the occurrence of the "flip-over event" described in Section 13 of the Rights Agreement, or (iii) the Rights becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing shares of Common Stock.

         SECTION 4.08. SEC Filings; Financial Statements. (a) The Company has filed on a timely basis all forms, reports and documents required to be filed by it with the SEC since April 17, 2001 through the date of this Agreement (the "SEC Reports"). The SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No subsidiary of the Company is required to file any form, report or other document with the SEC.

         (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented in all material respects the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

         SECTION 4.09. Absence of Litigation. Except as disclosed in the SEC Reports, as of the date of this Agreement, there is no litigation, suit, claim, action or proceeding (an "Action") pending or, to the knowledge of the Company, threatened in writing against the Company or any of its subsidiaries, or any property or asset of the Company or any of its subsidiaries, before any Governmental Authority that (i) would have a Material Adverse Effect, (ii) seeks to materially delay or prevent the consummation of any Transaction or (iii) if successful would prevent or materially delay consummation of the Transactions, or otherwise prevent the Company from performing its obligations under the Settlement Agreement or this Agreement or would render the Transactions or the Settlement Agreement or this Agreement null and void. Neither the Company nor any of its subsidiaries nor any property or asset of the Company or any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would have a Material Adverse Effect or prevent or materially delay consummation of the Transactions, or otherwise prevent the Company from performing its obligations under the Settlement Agreement or this Agreement.

         SECTION 4.10. REIT Status. The Company (i) for the taxable year ended December 31, 2001 was subject to taxation as a REIT and (ii) has operated since December 31, 2001 to the date hereof, and intends to continue to operate, in such a manner as to be able to qualify as a REIT for the taxable year that includes the Effective Time.

         SECTION 4.11. Waiver of Ownership Limit. Pursuant to Section (C)(4) of
Article IV of the Certificate of Incorporation and provided that the representations and warranties in Section 5.06 remain true and accurate, the Company and its Board hereby waive the Ownership Limit applicable to Purchaser so long as Purchaser's Beneficial Ownership of shares of Common Stock shall at no time exceed 42% of the total number of shares of Common Stock (for the purposes of this Section 4.11, Ownership Limit and Beneficial Ownership shall have the meaning, as the case may be, as defined in the Company's Certificate of Incorporation).

         SECTION 4.12. Section 203 of Delaware Law. The Board has approved this Agreement and the Transactions for purposes of Section 203 of Delaware Law prior to Purchaser becoming an "interested stockholder" under Section 203 of Delaware Law and hereby waives any right, interest or claim that it may have under
Section 203 of Delaware Law to amend or terminate any agreements previously entered into by the Company and Purchaser or its affiliates, as well as any new service agreements between the Company and a third party that is an affiliate of Purchaser as contemplated by the Plan of Liquidation.

         SECTION 4.13. Brokers. No broker, finder or investment banker (other than Lazard Freres & Co., LLC (the "Financial Advisor")) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has provided Purchaser with a copy of the engagement letter with the Financial Advisor.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         As an inducement to the Company to enter into this Agreement, Exeter and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

         SECTION 5.01. Corporate and Partnership Organization. Each of Exeter and Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Transactions, or otherwise prevent Purchaser or Exeter from performing their obligations under the Settlement Agreement and this Agreement.

         SECTION 5.02. Authority Relative to This Agreement. Each of Exeter and Purchaser has all necessary power and authority to execute and deliver this Agreement and the Settlement Agreement, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the Settlement Agreement by Purchaser and Exeter and the consummation by Purchaser and Exeter of the Transactions have been duly and validly authorized by all necessary action, and no other proceedings on the part of Purchaser or Exeter are necessary to authorize this Agreement or the Settlement Agreement or to consummate the Transactions (other than, with respect to the Dissolution and Plan of Liquidation, the filing and recordation of appropriate documents as required by Delaware Law). Each of this Agreement and the Settlement Agreement has been duly and validly executed and delivered by each of Purchaser and Exeter, and, assuming due authorization, execution and delivery by the Company, constitutes legal, valid and binding obligations of each of Purchaser and Exeter enforceable against Purchaser and Exeter in accordance with its terms.

         SECTION 5.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement and the Settlement Agreement by Purchaser and Exeter do not, and the performance of this Agreement and the Settlement Agreement by Purchaser and Exeter will not, (i) conflict with or violate the organizational documents of Purchaser or Exeter, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any Law applicable to Purchaser or Exeter or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Purchaser or Exeter pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser or Exeter is a party or by which Purchaser or Exeter or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Transactions, or otherwise prevent the Purchaser or Exeter from performing its obligations under this Agreement or the Settlement Agreement.

         (b) The execution and delivery of this Agreement and the Settlement Agreement by Purchaser and Exeter do not, and the performance of this Agreement and the Settlement Agreement by Purchaser and Exeter will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority or any other person, except (i) for applicable requirements, if any, of the Exchange Act and Blue Sky Laws and filing and recordation of appropriate documents as required by Delaware Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Transactions, or otherwise prevent Purchaser or Exeter from performing their obligations under this Agreement or the Settlement Agreement.

         SECTION 5.04. Financing. Purchaser has, and will have at the time of consummation of the Offer, sufficient funds to acquire all the Shares in the Offer and to perform its obligations under this Agreement.

         SECTION 5.05. Offer Documents; Proxy Statement. The Offer Documents shall not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to Stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Purchaser or Exeter for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to Stockholders and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Purchaser and Exeter make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in the Offer Documents. The Offer Documents shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

         SECTION 5.06. Ownership of Company Capital Stock. (a) Pursuant to the Certificate of Incorporation, based on information provided by the Company to Purchaser and publicly available information, each of Purchaser and Exeter represent and warrant to the Company that Purchaser's Beneficial Ownership or Constructive Ownership (in each case, for the purposes of this Section 5.06, as defined in the Company's Certificate of Incorporation) of shares of Common Stock of the Company, including any Shares acquired pursuant to the Offer, will not now, and Purchaser will not take any affirmative action in the future that will:

         (i) result in the Company being "closely held" within the meaning of
Section 856(h) of the Code;

         (ii) cause the Company to (A) Constructively Own 10% or more of the ownership interests of a tenant of the Company or any of its subsidiaries (other than a Taxable REIT Subsidiary, if the requirements of Section 856(d)(8) are satisfied) within the meaning of Section 856(d)(2)(B) of the Code or (B) violate the 95% gross income test of Section 856(c)(2) of the Code;

         (iii) result in the shares of Common Stock being Beneficially Owned by fewer than 100 persons within the meaning Section 856(a)(5) of the Code;

         (iv) result in the Company being a "pension held REIT" within the meaning of Section 856(h)(3)(D) of the Code;

         (v) cause the Company to fail to be a "domestically controlled REIT" within the meaning of Section 856(h)(4)(B) of the Code; and

         (vi) cause the Company to fail to qualify as a REIT.

         (b) Each of Exeter and Purchaser further represent and warrant to the Company that:

         (i) as of the date of this Agreement, Purchaser and its affiliates are the Beneficial Owners of, in the aggregate, 91,200 shares of Common Stock; and

         (ii) no individual (as such term is defined under Section 542(a)(2) of the Code) who Beneficially Owns or will Beneficially Own any of the shares of Common Stock Beneficially Owned by Purchaser (including, without limitation, the Shares acquired pursuant to the Offer) shall Beneficially Own shares of Common Stock in an amount equal to or greater than 18% of the total number of shares of Common Stock.

         SECTION 5.07. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.

         SECTION 5.08. Absence of Litigation. There is no Action pending or, to the knowledge of Purchaser or Exeter, threatened against Purchaser or any of its subsidiaries, or any property or asset of Purchaser or any of its subsidiaries, before any Governmental Authority that as of the date hereof, seeks to materially delay or prevent the consummation of any Transaction. Neither Purchaser nor any of its subsidiaries nor any property or asset of Purchaser or any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Purchaser or Exeter, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would prevent or materially delay consummation of the Transactions, or otherwise prevent Purchaser or Exeter from performing their obligations under the Settlement Agreement or this Agreement.

                                   ARTICLE VI

                                    COVENANTS

         SECTION 6.01. Conduct of Business by the Company. The Company agrees that, from the date of this Agreement until the date that new directors are appointed to the Board pursuant to Section 3 of Annex B hereto, except as set forth in Section 6.01 of the Disclosure Schedule or as contemplated by any other provision of this Agreement, the Plan of Liquidation and the Settlement Agreement, the businesses of the Company and its subsidiaries shall be conducted in, and the Company and its subsidiaries shall not take any action except in, and Purchaser shall not cause the Company and its subsidiaries to take any action except in, accordance with this Agreement, the Settlement Agreement and the Plan of Liquidation. Without limiting the preceding sentence, except as disclosed in Section 6.01 of the Disclosure Schedule, prior to the date that new directors are appointed to the Board pursuant to Section 3 of Annex B hereto, neither the Company nor any of its subsidiaries shall, directly or indirectly:

                  (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

                  (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock or other ownership interest of the Company or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any of its subsidiaries or (ii) any assets of the Company or any of its subsidiaries;

                  (c) except in accordance with the Plan of Liquidation and solely to the extent necessary for the Company to qualify as a REIT, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

                  (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof, real property or any material amount of assets; (ii) except for borrowings under existing credit facilities, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business; (iii) enter into any contract or agreement other than in accordance with the Plan of Liquidation; or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.01(e) except as permitted by clauses
         (ii) and (iii);

                  (f) increase the compensation payable to its directors or officers or hire any employees;

                  (g) take any action, other than actions required by GAAP or in the ordinary course of business, with respect to accounting policies or procedures;

                  (h) terminate, repeal, amend or otherwise change, or take any action inconsistent with the terms of, the Plan of Liquidation; or

                  (i) announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

         SECTION 6.02. Corporate Governance. Purchaser, Exeter and the Company hereby incorporate by reference and agree to all of the provisions of Annex B, including, without limitation, those relating to corporate governance, the Plan of Liquidation and the Stockholder Meeting.

         SECTION 6.03. Transfer Tax. Purchaser shall pay any real property transfer or gains, sales, use, transfer value added, stock transfer, and stamp taxes, and any similar taxes (and any penalties or interest with respect to such taxes), which are or become payable in connection with the acquisition of the Shares by Purchaser, and shall indemnify and hold harmless the Stockholders and the Company from and against any liability with respect to such taxes (including any penalties, interest and professional fees). The Company and Purchaser shall cooperate in the preparation and filing of any required returns with respect to such taxes (including returns on behalf of the Stockholders.)

         SECTION 6.04. Indemnification of Exeter and Purchaser. The Company shall indemnify and hold harmless Exeter, Purchaser, their respective affiliates, and each of their employees, officers, directors, stockholders, limited and general partners, advisors, agents and representatives (collectively, the "Purchaser Indemnified Parties") from and against any losses, damages, liabilities, judgments, costs and expenses (including reasonable attorneys fees) incurred by any of them in connection with or arising from any Action brought by any person other than any Purchaser Indemnified Party against the Company or any Purchaser Indemnified Party in connection with this Agreement, the Settlement Agreement, the Transactions or actions taken to implement this Agreement or the Settlement Agreement between the date of this Agreement and the date on which the new directors are appointed to the Board pursuant to Section 3 of Annex B hereto.

         SECTION 6.05. No Solicitation of Transactions. (a) Neither the Company nor any of its subsidiaries shall, directly or indirectly, through any officer, director, agent or otherwise, solicit, or initiate the submission of, any Acquisition Proposal.

         (b) Notwithstanding anything in this Section 6.05 to the contrary, the Company may negotiate and otherwise engage in discussions with any person who delivers an

Acquisition Proposal that (i) a majority of the Board believes, if consummated, would result in a transaction that is superior to the Offer and (ii) the Financial Advisor advises the Board would, if consummated, be superior to the Offer from a financial point of view, if the Company has complied with the terms of Section 6.05(a).

         (c) The Board shall be permitted to withdraw its approval and recommendation to the Stockholders, but only if the Company has complied with
Section 6.05(a) and 6.05(b).

         SECTION 6.06. Further Action; All Reasonable Efforts. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Transactions, including, without limitation, using all reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and any of its subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Plan of Liquidation.

         (b) Each of the parties hereto agrees to cooperate and use all reasonable efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

         SECTION 6.07. Public Announcements. Purchaser and the Company agree that no public release or announcement concerning the Transactions, the Offer or the Plan of Liquidation shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use all reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.


                                  ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 7.01. Termination. This Agreement may be terminated and the Plan of Liquidation and the other Transactions may be abandoned at any time prior to the consummation of the Offer by Purchaser:

                  (a) by mutual written consent of Purchaser and the Company duly authorized by the Boards of Directors or equivalent management boards of Purchaser and the Company; or

                  (b) by either Purchaser or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any non-appealable permanent injunction, order, decree or ruling which is then in effect and has the effect of making consummation of the Offer or the completion of the Plan of Liquidation illegal or otherwise preventing or prohibiting consummation of the Offer or the completion of the Plan of Liquidation; or

                  (c) by Purchaser if, prior to the purchase of Shares pursuant to the Offer, the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of the Offer, this Agreement or the Plan of Liquidation, or shall have recommended or approved any Acquisition Proposal, or shall have resolved to do any of the foregoing; or

                  (d) by the Company, upon approval of the Board, if (i) Purchaser shall have (A) failed to commence the Offer by the close of business on July 9, 2002, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer by September 30, 2002, unless such action or inaction under (A), (B) or (C) shall have been caused by or resulted from the failure of the conditions specified in paragraph (c), (d), (e) or (i) of Annex A, or (ii) prior to the purchase of Shares pursuant to the Offer, the Board determines in good faith, upon consultation with outside counsel, that it is required to do so by its fiduciary duties under applicable Law.

         SECTION 7.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except
(i) as set forth in Section 7.03 and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

         SECTION 7.03. Fees and Expenses. (a) Except as otherwise provided in this Section 7.03, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

         (b) If this Agreement is terminated pursuant to Section 7.01(c) or
Section 7.01(d)(ii), then the Company shall pay Purchaser promptly (but in no event later than two Business Days after such termination) a fee of $418,257 to Purchaser as liquidated damages to compensate Purchaser for lost opportunity, time, expenses and avoiding the difficulty of trying to quantify damages.

         (c) If the Company fails to pay any amount due Purchaser under this
Section 7.03, the Company shall also pay any costs and expenses incurred by Purchaser in any legal action to enforce this Agreement that results in any judgment or settlement against the Company.

         SECTION 7.04. Amendment. Subject to Section 3 of Annex B to this Agreement, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the date that Purchaser purchases the Shares pursuant to the Offer. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 7.05. Waiver. Subject to Section 3 to Annex B to this agreement and Section 8.06, at any time prior to the Liquidation Date, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein of the other party or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         SECTION 8.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the time of the consummation of the Offer or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that the agreements set forth in Article VI, Article VIII and Annex B shall survive consummation of the Offer indefinitely and those set forth in
Section 7.03 shall survive termination indefinitely.

         SECTION 8.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
Section 8.02):

         if to Purchaser:

                HX Investors, L.P.
                100 Jericho Quadrangle, Suite 214
                Jericho, NY  11753
                Telephone:  (516) 822-0022
                Fax No.:    (516) 433-2777
                Attention:  Michael Ashner

         with a copy to:

                Ballard Spahr Andrews & Ingersoll, LLP
                1735 Market Street, 51st Floor
                Philadelphia, Pennsylvania  19103-7599
                Telephone:  (215) 665-8500
                Fax No.:    (215) 864-8999
                Attention:  Justin P. Klein
                            Stephen J. Kastenberg
         if to the Company:

                c/o First Winthrop Corporation
                7 Bulfinch Place, Suite 500
                Boston, MA  02114
                Telephone No:  (617) 570-4600
                Telecopier No: (617) 570-4710
                Attention:  Carolyn Tiffany

         with a copy to:

                Shearman & Sterling
                599 Lexington Avenue
                New York, New York  10022
                Telephone No:  (212) 848-4000
                Telecopier No: (212) 848-7179
                Attention:   Peter D. Lyons
                             Christa A. D'Alimonte

         SECTION 8.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

         SECTION 8.04. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         SECTION 8.05. Entire Agreement; Assignment. This Agreement and the Settlement Agreement (including the exhibits, annexes and schedules thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise, except that Purchaser may assign all or any of its rights and obligations hereunder, including the obligation to make the Offer, to any affiliate of Purchaser, provided that no such assignment shall relieve the assigning party of its obligations hereunder.

         SECTION 8.06. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that (i) Section 5 to Annex B to this Agreement is intended to be for the benefit of the persons covered thereby and may be enforced by such persons and (ii) Article II, Article VI and Article VIII and Section 6.05 to this Agreement and Annex B to this Agreement (except Section 5 to Annex B) are intended to be for the benefit of the Stockholders and may be enforced by such persons.

         SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by the above-named court.

         SECTION 8.08. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND
(B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.08.

         SECTION 8.09. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 8.10. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, Purchaser, Exeter and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                       HX INVESTORS, L.P.

                                       By:   Exeter Capital Corporation
                                             General Partner


                                       By:      /s/ Michael L. Ashner
                                             -----------------------------------
                                             Name: Michael L. Ashner
                                             Title:  President


                                       EXETER CAPITAL CORPORATION


                                       By:      /s/ Michael L. Ashner
                                             -----------------------------------
                                             Name: Michael L. Ashner
                                             Title: President


                                       SHELBOURNE PROPERTIES III, INC.



                                       By         /s/ Donald Wallace Coons
                                             -----------------------------------
                                             Name: Donald Wallace Coons
                                             Title: Director

                                                                         ANNEX A
                                                                         -------


                             Conditions to the Offer
                             -----------------------


         Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may, subject to section 2.01, extend, terminate or amend the Offer, if at any time on or after the date of this Agreement and prior to the expiration of the Offer, any of the following conditions shall exist:

                  (a) there shall have been instituted and remain pending any Action brought by any Governmental Authority of competent jurisdiction over the Company (i) challenging or seeking to make illegal or otherwise directly or indirectly restrain or prohibit the Offer or the Plan of Liquidation, (ii) seeking to impose material limitations on the ability of Purchaser to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired or owned by Purchaser on all matters properly presented to the Stockholders, including, without limitation, the approval and adoption of the Dissolution and the Plan of Liquidation, or (iii) seeking to require divestiture by Purchaser of any Shares;

                  (b) there shall have been any judgment, order or injunction entered or issued by any Governmental Authority of competent jurisdiction that results in any of the consequences referred to in clauses (i), (ii) and (iii) of paragraph (a) above;

                  (c) (i) the Board, or any committee thereof, shall have withdrawn or modified, in a manner adverse to Purchaser, the approval or recommendation of the Offer or the Plan of Liquidation or approved or recommended any Acquisition Proposal or any other acquisition of Shares other than the Offer or (ii) the Board, or any committee thereof, shall have resolved to do any of the foregoing;

                  (d) any representation or warranty of the Company in the Agreement shall not be true and correct as if such representation or warranty was made as of such time on or after the date of this Agreement, except as would not have a Material Adverse Effect or prevent or materially delay consummation of the Transactions, or otherwise prevent the Company from performing its obligations under this Agreement;

                  (e) the Company shall have failed to perform any material obligation or to comply with any material agreement or covenant of the Company to be performed or complied with by it under the Agreement;

                  (f) the Agreement shall have been terminated in accordance with its terms;

                  (g) there shall have occurred a Material Adverse Effect;

                  (h) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

                  (i) the conditions specified in Annex A of either the Stock Purchase Agreement, dated as of the date hereof, between Purchaser and Shelbourne Properties I, Inc. or the Stock Purchase Agreement, dated as of the date hereof, between Purchaser and Shelbourne Properties II, Inc. shall fail to have been satisfied or waived by Purchaser; or

                  (j) there shall have occurred any act of terrorism against the United States of America that shall have resulted in (i) the simultaneous closing of three or more domestic international airports for a period of at least 24 consecutive hours or (ii) the simultaneous closing of the three largest stock exchanges in the United States for a period of at least 6.5 consecutive trading hours;

         provided that, with respect to paragraphs (a) and (b) above, Purchaser shall give the Company advance written notice of any intention by Purchaser to assert the nonsatisfaction of any of the conditions set forth in such paragraphs (a) and (b), which notice shall describe in reasonable detail the basis for the belief that any such condition has not been satisfied; and, provided further that (i) in the event of any action, proceeding, judgment, order or injunction contemplated by such paragraphs (a) or (b), Purchaser shall not terminate the Offer under such paragraphs (a) and (b) unless and until there shall have been issued a final and non-appealable judgment, order or injunction.

                                             ANNEX B to Stock Purchase Agreement
                                             -----------------------------------


                         Corporate Governance Provisions
                         -------------------------------


         1. Stockholders' Meeting. In order to effect the Dissolution and approve and adopt the Plan of Liquidation, the Company, acting through the Board, shall, in accordance with applicable Law and the Company's Certificate of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its Stockholders as promptly as reasonably practicable following consummation of the Offer for the purpose of considering and taking action on the Dissolution and Plan of Liquidation (the "Stockholders' Meeting") and (ii) unless the Board determines in good faith that its fiduciary duties under applicable Law require otherwise, (A) include in the Proxy Statement the recommendation of the Board that the Stockholders approve and adopt the Dissolution and the Plan of Liquidation and (B) use all reasonable efforts to obtain such approval and adoption. At the Stockholders' Meeting, Purchaser shall cause all shares of Common Stock then owned by it and its affiliates to be voted in favor of the approval and adoption of the Dissolution and the Plan of Liquidation. The obligations of the Company to effect the Plan of Liquidation shall be subject to the conditions that (i) Purchaser shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer,
(ii) the Plan of Liquidation shall have been approved and adopted by the affirmative vote of the Stockholders to the extent required by Delaware Law,
(iii) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any non-appealable permanent injunction, order, decree or ruling which is then in effect and has the effect of making completion of the Plan of Liquidation illegal or otherwise preventing or prohibiting completion of the Plan of Liquidation. Should the conditions in the previous sentence fail to be satisfied, then the Company shall not be obligated to implement the provisions of Annex C to this Agreement or Section 4 below.

         2. Proxy Statement. As promptly as reasonably practicable following consummation of the Offer, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use all reasonable efforts to have the Proxy Statement cleared by the SEC. The Company shall give Purchaser and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC. The Company agrees to use all reasonable efforts to respond to all comments and requests of the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the Stockholders entitled to vote at the Stockholders' Meeting at the earliest practicable time.

         3. Company Board Representation; Section 14(f). (a) Promptly upon the purchase by Purchaser of the Shares pursuant to the Offer, Purchaser shall be entitled to designate up to six persons to be appointed to the Board, four of whom shall be Independent Directors. For the purposes of this Agreement, "Independent Director" shall mean a person who is not an officer, director, security holder or employee of Purchaser or one of its affiliates, or a relative of such person. The Purchaser shall propose four of the following individuals for the original nominees to fill such Independent Director positions: Arthur Blasburg, Jr., Donald W. Coons, John Ferrari, Howard Goldberg, Stephen Zalkind and Richard Zimmerman; and each of

Purchaser's designees to the Board shall be subject to the reasonable approval of the Board, as the Board is constituted at the time of the consummation of the Offer. Subject to the forgoing, the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees, including the Independent Director nominees, to be elected as directors of the Company, including increasing the size of the Board to six persons and securing the resignations of incumbent directors, if necessary. After the new members of the Board shall have been elected (i) any subsequent nominations for vacancies in the Board created by the removal or resignation of an Independent Director shall be made by the remaining Independent Directors of the Board, and (ii) Purchaser and the Company shall take all action necessary to cause the Company's By-laws to be amended to implement the provisions of clause (i) and provide that any amendment to such provisions shall require the approval of a majority of the shares of Common Stock entitled to vote at a meeting of Stockholders, other than those Shares held by Purchaser and its affiliates.

         (b) The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to fulfill its obligations under this Section 3, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Purchaser shall supply to the Company, and be solely responsible for, any information with respect to the nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

         (c) Following the election of designees of Purchaser, including the Independent Directors, pursuant to this Section 3, prior to the Liquidation Date, any amendment of this Agreement, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Purchaser, or waiver of any of the Company's rights hereunder, shall require the concurrence of a majority of the Independent Directors.

         4. The Plan of Liquidation. (a) Subject to the conditions specified in the penultimate sentence of Section 1 of this Annex B, and in accordance with Delaware Law, at the Effective Time, the Board shall cause the Dissolution of the Company. As a result of the Dissolution, the Company shall settle and close its business and distribute to its stockholders any remaining assets pursuant to the Plan of Liquidation.

         (b) As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in the penultimate sentence of
Section 1 of this Annex B, the Company shall, and Purchaser shall take all action necessary to cause the Company to, cause the Dissolution to be effected by filing the Certificate of Dissolution.

         (c) At the Effective Time, the effect of the Dissolution shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, beginning at the Effective Time, the Company shall direct bodies corporate for the purpose of prosecuting and defending suits, and enabling them to settle and close its business, dispose of and convey its property, discharge its liabilities and distribute to its stockholders any remaining assets.

         5. Directors' and Officers' Indemnification and Insurance. (a) For a period ending on the earlier of (i) the sixth anniversary of the Effective Time and (ii) the Liquidation Date, the By-laws of the Company shall contain provisions no less favorable with respect to indemnification or the liability of directors than are set forth in Article VII, Section 7.2 of the By-laws of the Company, and such provisions shall not be amended, repealed or otherwise modified in any manner that would affect adversely the rights thereunder of individuals who at or prior to the time of the consummation of the Offer were directors, officers, fiduciaries or agents of the Company, unless such modification shall be required by Law.

         (b) The Company shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director, officer, fiduciary and agent of the Company and each of its subsidiaries (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the date hereof), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring before or after the date hereof. In the event of any such claim, action, suit, proceeding or investigation, (i) the Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company, promptly after statements therefor are received and (ii) the Company shall cooperate in the defense of any such matter; provided, however, that the Company shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

         (c) The Company shall maintain until the earlier of (i) the sixth anniversary of the Effective Time and (ii) the Liquidation Date, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are not less favorable).

         (d) In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company shall assume the obligations set forth in this Section 5.

         (e) Purchaser shall use all reasonable efforts to cause the Company to perform all of its obligations under this Section 5.

         (f) This Section 5 is intended for the benefit of the Indemnified Parties and their respective heirs, executors and personal representatives and shall be enforceable by them as third party beneficiaries hereof.

         6. Company REIT Election. The Company shall not, and Purchaser shall not cause the Company to, without the unanimous approval of the Independent Directors of the

Board and the approval of the holders of a majority of the outstanding shares of Common Stock other than those shares of Common Stock held by Purchaser and its affiliates at such time, and subject to the Plan of Liquidation and applicable tax laws, take any action or reporting position that would cause the Company to fail to qualify for taxation as a REIT, and Purchaser shall not take any action or tax reporting position that would be inconsistent with such qualification.

         7. Transactions with Purchaser. Except as contemplated by the Plan of Liquidation, neither the Company nor any of its subsidiaries shall, and Purchaser shall not cause the Company or any of its subsidiaries to, (i) enter into any new transaction with Purchaser or its affiliates, (ii) amend any agreements previously entered into by the Company with Purchaser or its affiliates or (iii) enter into a new service agreement, or change the terms of any existing service agreement, between the Company and a third party that is an affiliate of Purchaser, in each case without the unanimous approval of the Independent Directors of the Board.

         8. AMEX Listing. For as long as it remains eligible, the Company shall use all reasonable efforts to, and Purchaser shall use all reasonable efforts to cause the Company to, maintain the listing of its shares of Common Stock on the American Stock Exchange. If the shares of Common Stock should be delisted from the American Stock Exchange, then the Company shall use all reasonable efforts to, and Purchaser shall use all reasonable efforts to cause the Company to, have its shares of Common Stock listed on another national stock exchange or on the Nasdaq stock market or Nasdaq small cap market.

         9. Dispositions. The Company shall not, and Purchaser shall not cause the Company to, make any disposition of any asset or group of assets greater than $500,000 without the approval of such disposition by the majority of the directors of the Company.

         10. Audit Committee. Following the appointment or election of the Independent Directors as contemplated by Section 3 above, the Board shall cause the Audit Committee of the Board to be constituted solely of Independent Directors.

         11. Capitalized Terms. Capitalized terms used in this Annex and not otherwise defined herein shall have the meaning assigned to such terms in the Stock Purchase Agreement.

                                         ANNEX C to the Stock Purchase Agreement

                         SHELBOURNE PROPERTIES III, INC.
                               PLAN OF LIQUIDATION

         1. In accordance with the provisions of the Settlement Agreement and Mutual Release, dated as of July 1, 2002 (the "Settlement Agreement"), between plaintiff HX Investors, LP ("Purchaser") and the additional plaintiffs who are listed in Exhibit A thereto, and Shelbourne Properties III, Inc. (the "Company"), Shelbourne Properties I, Inc. and Shelbourne Properties II, Inc. and the provisions of the Stock Purchase Agreement, dated as of July 1, 2002 (the "Stock Purchase Agreement"; terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Stock Purchase Agreement), between Purchaser, Exeter Capital Corporation and the Company, and in accordance with Delaware Law, as promptly as practicable after the approval of this Plan of Liquidation by the stockholders of the Company, but in any event not later than five business days after such date, the Board shall cause the Company to be dissolved (the "Dissolution"), by filing a certificate of dissolution with the Secretary of State of the State of Delaware (the date and time of such filing being the "Effective Time"), and thereafter liquidated pursuant to this Plan of Liquidation.

         2. This Plan of Liquidation has been approved by the Board as being advisable and in the best interests of the Company and its stockholders. The Board has directed that this Plan of Liquidation be submitted to the stockholders of the Company for approval. This Plan of Liquidation shall become effective upon approval of this Plan of Liquidation by the holders of at least a majority of the outstanding shares of Common Stock.

         3. At or after the Effective Time, as soon as reasonably practicable, the Company shall be voluntarily liquidated in accordance with this Plan of Liquidation. Pursuant to this Plan of Liquidation, the Board shall cause the Company and its subsidiaries to sell, convey, transfer and deliver or otherwise dispose of any and all of the assets and properties of the Company and its subsidiaries in one or more transactions, without further approval of the Company's stockholders; provided that all dispositions of assets with an aggregate gross exchange value of over $500,000 shall require the approval of a majority of the directors of the Company.

         4. From the date that new directors are appointed to the Board pursuant to Section 3 of the Corporate Governance Provisions attached to the Stock Purchase Agreement as Annex B until the Liquidation Date, the businesses of the Company and its subsidiaries shall be conducted, and the Company and its subsidiaries shall not, and Purchaser shall not cause the Company and its subsidiaries to, take any action except in accordance with the Stock Purchase Agreement, the Settlement Agreement and this Plan of Liquidation. Within the requirements of the Stock Purchase Agreement, the Settlement Agreement and this Plan of Liquidation, the Company shall continue to conduct its operations in the ordinary course of business, including but not limited to entering into contracts, deeds, assignments or other instruments, making normal and customary improvements or renovations to managed properties, engaging real estate brokers and compromising claims for or against the Company, incurring secured or unsecured indebtedness for borrowed money for any corporate purpose or for making distributions in accordance with this Plan of Liquidation and concurrent therewith, the Company shall proceed with winding up its business and affairs, discharging and paying all Company liabilities and distributing the Company's assets and properties to its stockholders in accordance with this Plan of Liquidation and the Company's Certificate of Incorporation. Notwithstanding the foregoing, neither the Company nor any of its subsidiaries shall, and Purchaser shall not act in any way to cause the Company or any of its subsidiaries to, directly or indirectly, do, or propose to do, any of the following without the prior consent of holders of a majority of the outstanding shares of Common Stock other than those shares of Common Stock held by Purchaser and its affiliates at such time:

         (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

         (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of any class of capital stock or other ownership interest of the Company or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any of its subsidiaries;

         (c) except in accordance with this Plan of Liquidation and to the extent necessary for the Company to qualify as a REIT, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

         (d) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof, real property or any material amount of assets;

         (e) pay any compensation (other than reasonable out of pocket expenses) to any director or officer of the Company other than the Independent Directors;

         (f) take any action, other than actions required by GAAP or in the ordinary course of business, with respect to accounting policies or procedures;

         (g) announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

The appropriate officers or directors of the Company shall take such actions as may be necessary or appropriate to marshal the assets and properties of the Company and its subsidiaries and convert the same, in whole or in parts, into cash or such other form as may be used to pay the Company's debts and distribute any excess proceeds to the Company's stockholders as provided in Sections 5 and 6 below.

         5. The Company shall (i) pay or make reasonable provision to pay all claims and obligations of the Company, including all contingent, conditional or unmatured contractual claims known to the Company, (ii) make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company in connection with any pending action, suit or proceeding to which the Company is a party and (iii) make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within ten years of the Effective Time. All such claims shall be paid in full and any such provision for payment made shall be made in full. After providing for the foregoing and complying with all debt covenants, the Company shall distribute all available cash, other than minimum operating reserves and amounts required to comply with financial or other contractual covenants, at least once per fiscal quarter to its stockholders. In any event, the Company shall make such distributions to its stockholders as are necessary to maintain the Company's qualification as a REIT. Unless otherwise approved by the Court of Chancery or the holders of a majority of the outstanding shares of Common Stock other than shares of Common Stock held by the Purchaser and its affiliates and unless otherwise required by the fiduciary duties of the Board of Directors of the Company after consultation with its counsel, the Company shall complete the disposition of all assets and properties of the Company and its subsidiaries by, and make a final distribution of all cash and other proceeds therefrom no later than, the third anniversary of the Effective Time.

         6. Subject to the payments and provisions of Section 5 above, all distributions made pursuant to this Plan of Liquidation shall be made as follows:

                  (i) Holders of shares of Common Stock shall receive on a pro rata basis based upon the number of shares of Common Stock held (A) up to the entire Base Amount (as defined below) plus (B) 75% of the excess of (x) the Net Proceeds (as defined below) over (y) the Base Amount; and

                  (ii) Purchaser shall receive 25% of the excess of (x) the Net Proceeds over (y) the Base Amount.

The "Base Amount" means (i) $41,213,337 (the "Equity Amount") plus (ii) a return calculated on the undistributed portion of the Equity Amount compounded quarterly. For the purpose of calculating such return, the return rate shall (x) begin at an annual rate of 6% for the period commencing at the Effective Time and ending 18 months from such date and (y) increase by 0.5% for each subsequent six-month period thereafter through the Liquidation Date, such return not to exceed 8%.

"Net Proceeds" means (i) the aggregate fair value of all consideration received upon disposal of a Company asset in accordance with this Plan of Liquidation less the sum of all direct costs incurred in connection with such disposal, plus
(ii) all cash and other proceeds generated from operating the assets and properties of the Company and its subsidiaries.

         The distributions contemplated by this Section 6 shall be in complete liquidation of the Company and in cancellation of all issued and outstanding shares of Common Stock, and all certificates ("Certificates") representing such shares of Common Stock shall be canceled upon the final distribution. The Board shall make such provisions as it deems appropriate regarding cancellation of all outstanding Certificates upon the final distribution.

         7. As soon as reasonably practicable but no earlier than October 1, 2002, the Company shall (i) terminate the transition management services provided by Presidio Capital Investment Company ("PCIC"), pursuant to the Purchase and Contribution Agreement, dated as of February 14, 2002, made and entered into by PCIC, the Company and the other parties thereto and (ii) retain Kestrel Management, LLC to provide interim management services from the termination date on terms and conditions substantially identical to those pursuant to which PCIC provides such services for an aggregate annual cost for the initial period ending on the earlier of the third anniversary of the Effective Time or the Liquidation Date, of not more than $200,000. Thereafter, such fees shall be determined by a majority of the Independent Directors. The Company shall terminate, at no cost, each of the respective property management agreements between the Company or any subsidiaries of the Company and Kestrel Management, LLC upon the disposal of each of the properties subject to such agreements.

         8. The Board, and such officers and directors of the Company as the Board may direct, are hereby authorized to interpret the provisions of this Plan of Liquidation and are hereby authorized and directed to take such further actions, to execute such agreements, as may in their judgment be necessary or desirable in order to wind up expeditiously the affairs of the Company and complete the liquidation thereof, including, without limitation (i) the execution of any contracts, deeds, assignments or other instruments necessary or appropriate to maintain the value of, sell or otherwise dispose of, any and all property of the Company, whether real or personal, tangible or intangible, (ii) the appointment of other persons to carry out any aspect of this Plan of Liquidation and (iii) the temporary investment of funds in such medium as the Board may deem appropriate. The death, resignation or other disability of any director or officer of the Company shall not impair the authority of the surviving or remaining directors or officers of the Company (or any persons appointed as substitutes therefor) to exercise any of the powers provided for in this Plan of Liquidation. Upon such death, resignation or other disability, the surviving or remaining directors shall have the authority to fill the vacancy or vacancies so created, but the failure to fill such vacancy or vacancies shall not impair the authority of the surviving or remaining directors or officers to exercise any of the powers provided for in this Plan of Liquidation.

         9. This Plan of Liquidation shall not be terminated, amended or repealed, and no action inconsistent with the terms hereof shall be taken by the Company, in each case without the approval of the holders of a majority of the outstanding shares of Common Stock excluding any shares of Common Stock held by the Purchaser and its affiliates at such time.